EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:

News Media                                      Investors
Rogers & Cowan                                  PondelWilkinson Parham
Sallie Olmsted/Molly Mulloy                     Ron Parham
310-201-8824/8821                               503-924-1985
solmsted/mmulloy@rogersandcowan.com             rparham@pondel.com


                    RENTRAK ANNOUNCES DEFINITIVE AGREEMENT
              TO SELL ASSETS OF FULFILLMENT SUBSIDIARY 3PF, INC.

   -Asset Sale Solidifies Company's Transformation into Focused Provider of
          Business Intelligence and Information Management Services-


PORTLAND, Ore. - June 17, 2003 - Rentrak Corporation (Nasdaq:RENT) today announced it has signed a definitive agreement to sell substantially all of the assets of its fulfillment subsidiary 3PF, Inc. to Old Trail Printing Company of Columbus, Ohio. The agreement covers all equipment and leasehold improvements at 3PF's leased warehouse facility in Wilmington, Ohio, as well as a portion of the subsidiary's working capital. The asset purchase agreement has been finalized and signed by all parties. Completion of the transaction is subject to the release of Rentrak as guarantor and 3PF as lessee with respect to the Wilmington facility, conditions which are expected to be satisfied in the very near future.

The cash purchase price of $800,000 is approximately equal to the net book value of the sold assets at March 31, 2003. During the sale negotiations, Rentrak received notification from 3PF's largest fulfillment customer, serviced exclusively from a leased fulfillment center in Columbus, Ohio, that it did not intend to renew its annual fulfillment service contract upon the scheduled July 31, 2003 expiration. As a result, the Columbus, Ohio real estate lease is not included in the sale of 3PF assets. No other terms of the asset purchase agreement were disclosed.

"This transaction marks another significant milestone in Rentrak's ongoing evolution," said Rentrak chairman and chief executive officer Paul Rosenbaum. "For the past 18 months we've said that the fulfillment business did not fit with Rentrak's future strategy and promised our shareholders that we would find a suitable buyer for 3PF on acceptable terms. Today, we've kept that promise."

Rentrak Announces Definitive Agreement to Sell Assets of Fulfillment Subsidiary 3PF, Inc.
Page 2 of 3

Mr. Rosenbaum concluded, "Rentrak's exit from the fulfillment business reflects our strategic commitment to focus exclusively on Essentials(TM), our suite of premier business intelligence services. With the sale of 3PF, we begin 2004 with a simplified and highly focused business model centered around Rentrak's unique ability to gather and manage business data, and to turn that data into business intelligence that is essential to our customers' ability to make timely, well-informed business decisions."

Rentrak's sale of 3PF, Inc. is part of the company's master growth strategy to focus on the company's heritage and expertise in creating custom business intelligence software applications. Rentrak's expertise in data collection and business intelligence began in the entertainment industry where the company pioneered pay-per-transaction home video rentals, tracking and reporting to studios the data from home movie rentals and the associated revenue-sharing payments from over 6,000 independent rental stores in the U.S. and Canada.

Based on the success of Home Video Essentials and the power and versatility of the company's custom-developed tracking and analysis software, Rentrak recently introduced Box Office Essentials(TM) a service that collects and manages theatrical box office ticket sales data for the motion picture industry.

Rentrak delivers a substantial and potent package that provides much more than standalone business intelligence or competitive intelligence packages that function with only part of the information necessary to make well-informed decisions. As a result of Rentrak's more comprehensive approach to extracting pertinent data, clients using Essentials software have the ability to analyze and interpret their own business data allowing companies to track trends within their own operations, as well as track against the performance of other companies operating within the same sector.

About Rentrak  Corporation
Rentrak Corporation is an information management company and the creator of the Essentials(TM) suite of information management products that collect, manage and analyze detailed point-of-sale and supply chain data. Essentials(TM) offers a competitive advantage to managers by providing timely insight into their company and industry, giving them the information they need to enhance bottom line results.

For further information, please refer to Rentrak's corporate Web site at http://www.rentrak.com.

Rentrak Announces Definitive Agreement to Sell Assets of Fulfillment Subsidiary 3PF, Inc.
Page 3 of 3

Safe Harbor Statement
When used in this discussion, the words "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Additional risk factors that could affect Rentrak's business are described in Rentrak's March 31, 2002 annual report on Form 10-K, and subsequent quarterly reports, filed with the Securities and Exchange Commission.

Statements about potential future industry trends are forward-looking, subject to risks and uncertainties, and actual results may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this press release and include many factors that are outside the direct control of Rentrak. The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.



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